Shandong Longkang Fruit Juice Co., Ltd.
Qingshui South Road 48, Laiyang City

Sails Contract
Date: Feb. 12th, 2009
Buyer: Qingdao Dongxuxinsheng Trade Co., Ltd.
Supplier: Shandong Longkang Fruit Juice Co., Ltd.
Name of the Product:	Quantity:	Unit of Measuring (ton):	Unit Price (Yuan):	Total Value (Yuan):
Concentrated Pear Juice	2.800	Ton	18,000	11,100,000
Customer’s requirement: Index:	Sugar: 70+/- Acidity: above 1.0 Transmittance: above 95 Micro-organism and pesticide residues should be in line with national standards.

ⅠQuality conditions: The quality condition should satisfy the customer’s requirements and should be in line with the national standards.

Ⅱ Packing requirements:

1 Goods should be packed by iron drums outside and aseptic plastic bags inside; or according to the customer’s requirement goods are packed with net weight of 275 kg each.

2 The iron drums and aseptic plastic bags should be intact and should be in line with the national food sanitation standards.

Ⅲ Terms of payment: Cash shall be paid when the goods are delivered to the factory.

Ⅳ Delivery time: Goods shall be delivered according to customer’s requirement.

Ⅴ Insurance: The buyer shall be responsible for the insurance.

Ⅵ Inconsistent quantity: If the quantity is inconsistent with the contract, the buyer shall notify the supplier within 30 days after having received the goods. The suppler shall not be liable for the lost caused by transportation.

Ⅶ Force Majeure: Both parties shall not be liable for the violation of the contract caused by force majeure, but the supplier shall notify the buyer without delay.

Ⅷ Arbitration: All disputes arising out of the performance of, or relating to the contract, shall be settled amicably through friendly negotiation. In case no settlement can be reached through negotiation, the case shall then be submitted to the local Arbitration Commission, for arbitration in accordance with its Ruled of Arbitration. The arbitration award is final and shall have binding force upon the two parties.

Ⅸ Other terms:

This contract is in duplicate; each party retains one copy. Each party retains one copy of the signature. This contract comes into force after the signature by representative of each party, and the contract ends when the delivery is over.

Supplier: /s/ Shandong Longkang Fruit Juice Co., Ltd..	Buyer: /s/ Qingdao Dongxuxinsheng Trade Co., Ltd.
Agent:	Agent:
Date: Feb. 12th, 2009	Date: Feb. 12th, 2009

Supplemental Agreement

Supplier: Shandong Longkang Fruit Juice Co., Ltd.

Acquirer: Qingdao Dongxuxinsheng Trade Co., Ltd.

Since 2008, due to the influence of economic crisis, the enterprise has encountered the difficulty of capital liquidity. Based on the principle of vigorously supporting the customer’s business and the original contract, both parties have friendly negotiated on the issue of signing up the following supplemental agreement on some of the quantity of 1936 tons.

Ⅰ The advanced payment shall be 30%; 50% of the total amount shall be paid until the end of May;

Ⅱ Rebate policy: The company has discussed and decided that they shall rebate 1.0% of the sales value to customers who can settle up the entire amount before the end of June as payback for customers.

Ⅲ Liability for breach the contract: If the amount can not be settled up on time, then the supplier shall have the right to ask for compensation as twice as the original amount from the acquired.

Ⅳ Arbitration: All disputes arising shall be settled amicably through friendly negotiation. In case no settlement can be reached through negotiation, the case shall then be submitted to the local Arbitration Commission, for arbitration in accordance with its Ruled of Arbitration. The arbitration award is final and shall have binding force upon the two parties.

Shandong Longkang Fruit Juice Co., Ltd.
Qingdao Dongxuxinsheng Trade Co., Ltd.
Date: Feb. 20th, 2009	Date: Feb. 20th, 2009